UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a joint press release issued by Alvarion Ltd. and Interwave Communications International Ltd. on Saturday, October 16, 2004, regarding an amendment to the amalgamation agreement between the two parties providing for revised terms:

Contacts:
Dafna Gruber, CFO
Alvarion
+972 3 645 6252
760-517-3187
dafna.gruber@alvarion.com

Carmen Deville
760-517-3188	FOR IMMEDIATE RELEASE
carmen.deville@alvarion.com

Cal Hoagland, SVP and CFO
Interwave Communications
650-314-2533
crhoagland@iwv.com

ALVARION AND INTERWAVE AMEND AMALGAMATION AGREEMENT

InterWAVE shareholders will be asked to approve revised terms

Mountain View, Calif and Tel–Aviv, Israel, October 16, 2004 – Alvarion Ltd. (NASDAQ:ALVR) and interWAVE® Communications International, Ltd. (NASDAQ: IWAV) today announced that they have amended the Amalgamation Agreement between the two companies and InterWAVE shareholders will be asked to approve revised terms. The amended agreement calls for Alvarion to provide additional interim financing and to acquire InterWAVE for $4.18 per share in cash, for total consideration of approximately $40.5 million.

InterWAVE will be sending revised proxy material to shareholders for an interWAVE shareholder meeting expected to be held in 6-8 weeks. The amended agreement also calls for the dismissal of the lawsuit recently filed by InterWAVE against Alvarion.

“There are numerous strategic advantages to this combination for both companies,” said Erwin Leichtle, CEO of InterWAVE.  “We hope to distribute revised proxy material and hold a shareholder meeting as soon as possible to approve the revised terms.”

 Zvi Slonimsky, CEO of Alvarion said, “We continue to believe the market opportunity is very attractive with excellent growth potential. Alvarion anticipated reduced cash generation by InterWAVE, increased cash outlay by Alvarion and therefore reduced the consideration paid in the transaction.  We will move aggressively to integrate the operations, applying our experience and strong management capabilities immediately after closing. We believe that the deal will turn accretive sometime during the third quarter of 2005.”

NOTE: Alvarion will host a conference call to answer questions from investors at 7:15 am EDT on on October 18, 2004.  Members of the investment community may join the call by dialing (612) 332-0632 in the USA and +1-612-332-0632 internationally.

The public also is invited to listen to the live webcast of the conference call. For details please visit www.alvarion.com. An archive of the on-line broadcast will be available on the website.

A replay of the call will be available from 10:45 a.m. EDT on October 18, 2004 through 11:59 p.m. EDT on October 25, 2004. To access the replay, please call USA: (320) 365-3844; International: +1-320-365-3844. To access the replay, users will need to enter the following code: 751475.

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About Alvarion

With more than 2 million units deployed in 130 countries, Alvarion is the worldwide leader in wireless broadband providing systems to carriers, ISPs and private network operators. Leading the WiMAX revolution, Alvarion has the most extensive deployments and proven product portfolio in the industry covering the full range of frequency bands. Alvarion’s products enable the delivery of business and residential broadband access, corporate VPNs, toll quality telephony, mobile base station feeding, Hotspot coverage extension, community interconnection, and public safety communications. Alvarion works with several top OEM providers and over 200 local partners to support its diverse global customer base in solving their last-mile challenges.

As a wireless broadband pioneer, Alvarion has been driving and delivering innovations for over 10 years from core technology developments to creating and promoting industry standards. Leveraging its key roles in the IEEE and HiperMAN standards committees and experience deploying OFDM-based systems, the company’s prominent work in the WiMAX ForumTM is focused on increasing widespread adoption of standards-based products in the wireless broadband market. For more information, visit ww.alvarion.com

About interWAVE

InterWAVE Communications International, Ltd. (NASDAQ: IWAV) is a global provider of compact network solutions and services that offer the most innovative, cost effective and scaleable network architectures allowing operators to “reach the unreached.” Interwave’s solutions provide economical, distributed networks that minimize capital expenditure while accelerating customers’ revenue generation. These solutions feature a product suite for the rapid and simple deployment of end-to-end compact cellular systems and broadband wireless data networks. Interwave’s highly portable mobile, cellular networks and broadband wireless solutions provide vital and reliable wireless communications capabilities for customers in over 50 countries. For more information, visit www.iwv.com

WHERE YOU CAN FIND ADDITIONAL INFORMATION

interWAVE will file a proxy statement and other documents concerning the proposed amalgamation transaction with the SEC. Security holders are urged to read the proxy statement when it becomes available and other relevant documents filed with the SEC because they will contain important information. interWAVE Security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by interWAVE with the Commission at the Commission’s Web site at http://www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained for free from interWAVE, Investor Relations, 2495 Leghorn Street, Mountain View, California 94043 650-314-2533. interWAVE and Alvarion and their respective directors and executive officers and other members of their management and their employees may be deemed to be participants in the solicitation of proxies from the shareholders of interWAVE with respect to the transactions contemplated by the Amalgamation agreement. Information about the directors and officers of interWAVE and Alvarion and their respective interests in the amalgamation will be available in the proxy statement that interWAVE will file with the SEC. This document is available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from interWAVE.

This press release contains forward -looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward -looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to complete the transaction, risks relating to the integration of interWAVE’s business into that of Alvarion, inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the in ability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

The following factors affecting interWAVE, among others, could cause actual results to differ materially from those described in the forward-looking statements include risks relating to interWAVE’s history of losses,  the expectation of future losses, potential noncompliance with NASDAQ National Market continued listing requirements, potential lack of liquidity and capital resources, reliance on a small number of customers, complexity of products, difficulties in introducing new or enhanced products, compliance with regulations and evolving industry standards, long sales cycles, intense competition, management of global operations, the ability to retain and motivate key employees, risks relating to litigation including but not limited to the timing, costs and length of any lawsuit, and acquisition related risk factors, and other factors set forth in interWAVE’s filings with the SEC, including its Annual Report on Form 10-K for its most recent fiscal year, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections.

Information set forth in this press release pertaining to third parties has not been independently verified by Alvarion and is based solely on publicly available information or on information provided to Alvarion by such third parties for inclusion in this press release. The web sites appearing in this press release are not and will not be included or incorporated by reference in any filing made by Alvarion with the Securities and Exchange Commission, which this press release will be a part of.